EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 28, 2007, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph as the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(R), Share-based Payment, effective April 1, 2006) and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment and an adverse opinion on the effective operation of internal control over financial reporting) included in the Annual Report of Motorcar Parts of America, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2007 which is incorporated by reference in this Registration Statement . We hereby consent to the incorporation by reference of said reports in the Registration Statements of Motorcar Parts of America, Inc. herein on Form S-8.
/s/ Grant Thornton LLP
Irvine, California
July 26, 2007